                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934 Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (section mark)240.14a-11(c) or
    (section mark)240.14a-12
                            FLAGSTAR COMPANIES, INC.
                (Name of Registrant as Specified In Its Charter)
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) PAYMENT OF FILING FEE (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
 1) Title of each class of securities to which transaction applies:
 2) Aggregate number of securities to which transaction applies:
 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
 4) Proposed maximum aggregate value of transaction:
 5) Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

                          (FLAGSTAR logo appears here)

                              203 East Main Street
                       Spartanburg, South Carolina 29319
                                                      March 14, 1996
            Dear Stockholder:
                 You are cordially invited to attend the Annual
            Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, April 24, 1996, at the Flagstar Tower, 17th Floor Auditorium, located at 203 East Main Street, Spartanburg, South Carolina. We look forward to greeting personally those stockholders who are able to attend. In order to be admitted to the Auditorium, you must present the enclosed card.
                 The accompanying formal Notice of Meeting and Proxy
            Statement describe the matters on which action will be taken at the meeting.
                 Whether or not you plan to attend the meeting on
            April 24, it is important that your shares be represented. To ensure that your vote will be received and counted, please sign, date and mail the enclosed proxy at your earliest convenience. Your vote is important regardless of the number of shares you own.
                               On Behalf of the Board of Directors,
                               Sincerely,
                               (Signature of James B. Adamson)
                               JAMES B. ADAMSON
                               PRESIDENT AND CHIEF EXECUTIVE OFFICER

                         VOTING YOUR PROXY IS IMPORTANT
                        PLEASE SIGN AND DATE YOUR PROXY
                         AND RETURN IT PROMPTLY IN THE
                               ENCLOSED ENVELOPE

                          (FLAGSTAR logo appears here)


                               NOTICE OF MEETING

                                                            Spartanburg, SC
                                                             March 14, 1996
          The Annual Meeting of Stockholders of Flagstar Companies, Inc. ("FCI") will be held at the Flagstar Tower, 17th Floor Auditorium, located at 203 East Main Street, Spartanburg, South Carolina, on Wednesday, April 24, 1996, at 10:00 a.m., for the following purposes as described in the accompanying Proxy Statement:
          1. To elect nine (9) directors.
          2. To consider and vote upon a proposal to ratify the selection by the Board of Directors of Deloitte & Touche LLP as the principal independent auditors of FCI and its subsidiaries (collectively, the "Company") for the year 1996.
          3. To consider and vote upon a proposal to approve 1996 incentive compensation for the Company's employees.
          4. To transact such other business as may properly come before the meeting.
          Only holders of record of FCI's common stock at the close of business on March 7, 1996 will be entitled to vote at such meeting.
          Whether or not you plan to attend the meeting, you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.
                                      (Signature of Rhonda J. Parish)
                                      RHONDA J. PARISH
                                      VICE PRESIDENT, GENERAL COUNSEL AND
                                      SECRETARY
     IMPORTANT NOTE: To vote shares of common stock at the Annual Meeting (other than in person at the meeting), a stockholder must return a proxy. The return envelope enclosed with the proxy card requires no postage if mailed in the United States of America.

                          (FLAGSTAR logo appears here)

                                PROXY STATEMENT
                                                                  March 14, 1996
                                    GENERAL
INTRODUCTION
     The Annual Meeting of Stockholders of Flagstar Companies, Inc. ("FCI") will be held on Wednesday, April 24, 1996, at 10:00 a.m., at the Flagstar Tower, 17th Floor Auditorium, located at 203 East Main Street, Spartanburg, South Carolina (the "Annual Meeting"), for the purposes set forth in the accompanying notice. Only holders of record of common stock of FCI, par value $.50 per share (the "Common Stock"), at the close of business on March 7, 1996 (the "Record Date") will be entitled to notice of, and to vote at, such meeting. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at such meeting and at any and all adjournments thereof and is first being sent to stockholders on or about March 22, 1996. Proxies in the accompanying form, properly executed and duly returned and not revoked, will be voted at the meeting (including adjournments). Where specifications are made by means of the ballot provided in the proxies regarding any matter presented to the Annual Meeting, such proxies will be voted in accordance with such specifications. If no specifications are made, proxies will be voted (i) in favor of FCI's nine (9) nominees to the Board of Directors, (ii) in favor of the selection of Deloitte & Touche LLP as the principal independent auditors of FCI and its subsidiaries (collectively, the "Company") for the year 1996, and (iii) in favor of the proposal to approve 1996 incentive compensation for the Company's employees.
     The Company's principal executive offices are located at 203 East Main Street, Spartanburg, South Carolina 29319. However, proxies should not be sent to that address, but to Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004, Attention: Gail Konsker.
     This Proxy Statement is furnished by FCI to stockholders of FCI in connection with the upcoming Annual Meeting. The information provided herein concerns not only FCI, but also its wholly-owned subsidiary, Flagstar Corporation ("Flagstar"), since substantially all operations of FCI are currently conducted through Flagstar.
OWNERSHIP OF CAPITAL SECURITIES
     The following table sets forth, as of March 7, 1996, the beneficial ownership of Common Stock by each stockholder known by the Company to own more than 5% of the outstanding shares, by each director and nominee to the Board of Directors of FCI, by each executive officer (or former executive officer) of the Company included in the Summary Compensation Table in "Executive Compensation" below, and by all directors and executive officers of FCI and Flagstar as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
                                       1

                                                                                       AMOUNT AND                 PERCENTAGE
                                                                                       NATURE OF                   OF
                                                                                       BENEFICIAL                 COMMON
                                 BENEFICIAL OWNER                                      OWNERSHIP                  STOCK
KKR Associates
  (and related entities)
  9 West 57th Street
  New York, NY 10019 (1)...........................................................    34,999,999   (2)           60.94%
DLJ Capital Corporation
  (and related entities)
  140 Broadway
  New York, NY 10005...............................................................     3,035,839   (3)           7.15%
Gollust, Tierney & Oliver
  (and related entities)
  500 Park Avenue
  New York, NY 10022...............................................................     2,216,201   (3)           5.22%
Ryback Management Corporation
  (and related entities)
  7711 Carondelet Avenue
  St. Louis, MO 63105..............................................................     2,359,082   (3)           5.28%
James B. Adamson...................................................................       225,306   (4)             *
Michael Chu........................................................................            --                  --
Vera King Farris...................................................................           100                   *
Henry R. Kravis (1)................................................................            --                  --
A. Andrew Levison..................................................................         9,473   (6)             *
Paul E. Raether (1)................................................................            --                  --
Clifton S. Robbins (1).............................................................            --                  --
George R. Roberts (1)..............................................................            --                  --
Elizabeth A. Sanders...............................................................            --                  --
L. Edwin Smart.....................................................................        10,400   (4)             *
Michael T. Tokarz (1)..............................................................            --                  --
C. Robert Campbell.................................................................            --                  --
James R. Kibler....................................................................         5,330   (5)             *
C. Ronald Petty....................................................................            --                  --
Kent M. Smith......................................................................         1,000                   *
Samuel H. Maw......................................................................        21,871   (4)             *
Jerome J. Richardson...............................................................     1,178,164   (4)(5)        2.75%
All current directors and executive officers as a group (22 persons)...............       260,760   (4)(5)(7)       *

* Less than one percent.
 (1) Shares shown as owned by KKR Associates include 19,999,999 shares owned of record by TW Associates, L.P. ("TW Associates") (19,913,333 shares) and KKR Partners II, L.P. ("KKR Partners II") (86,666 shares). TW Associates and KKR Partners II are collectively referred to herein as "Associates." KKR Associates is the sole general partner and possesses sole voting and investment power as to each of TW Associates and KKR Partners II. Messrs. Kravis, Raether, Robbins, Roberts and Tokarz (directors of FCI and Flagstar) and Messrs. Saul A. Fox, Edward A. Gilhuly, Perry Golkin, James
     H. Greene, Jr., Robert J. MacDonnell, Michael W. Michelson and Scott Stuart, as the general partners of KKR Associates, may be deemed to share beneficial ownership of all shares shown as beneficially owned by KKR Associates. Such persons disclaim beneficial ownership of such shares.
 (2) Also includes 15,000,000 shares of Common Stock underlying warrants (the "Warrants"), which became exercisable on March 31, 1995, acquired by TW Associates (14,935,000 shares) and KKR Partners II (65,000 shares) under a Stock and Warrant Purchase Agreement dated August 11, 1992 by and between FCI
                                       2
     and TW Associates (the "Purchase Agreement"). The Warrants were issued pursuant to a Warrant Agreement dated November 16, 1992 by and between FCI and Associates. Each Warrant entitles the holder thereof to purchase one fully paid and nonassessable share of Common Stock at an exercise price of $17.50, subject to adjustment from time to time upon the occurrence of certain events.
 (3) Shares shown as owned by DLJ Capital Corporation ("DLJ Capital") and related entities, Gollust, Tierney and Oliver ("GTO") and related entities and Ryback Management Corporation ("Ryback") and related entities are as reported on the latest Schedule 13D or 13G filings by DLJ Capital, GTO and Ryback respectively. Shares held by Ryback include 2,280,082 shares of Common Stock Ryback would be entitled to receive upon the conversion of the Preferred Stock (as defined below) by Ryback.
 (4) Includes for the following persons shares which such persons have the right to acquire within 60 days after March 7, 1996 through the exercise of stock options: (i) Messrs. Adamson (160,000 shares) Maw (40,000 shares), Richardson (360,000 shares) and Smart (10,000 shares); and (ii) all current directors and executive officers as a group (170,000 shares). Each of the above mentioned options were granted by the Company pursuant to its 1989 Non-Qualified Stock Option Plan (the "1989 Option Plan") or, in the case of Mr. Smart, pursuant to the Company's 1990 Non-Qualified Stock Option Plan of FCI (the "1990 Option Plan").
 (5) Includes shares held by the trustee of the Flagstar Thrift Plan (the "Thrift Plan") as of December 31, 1995 for the individual accounts of employee participants. Under the Thrift Plan, shares attributable to participating employees' contributions and Company contributions are voted by the trustee in accordance with the employees' instructions, while shares as to which no instructions are received are voted by the trustee in its discretion. Of shares held in the Thrift Plan for the accounts of directors and executive officers of FCI and Flagstar, approximately 3,364 and 330 are credited to the accounts of Messrs. Richardson and Kibler, respectively, and 681 are credited to the accounts of all current directors and executive officers as a group.
 (6) Mr. Levison is the Managing Director, Investment Banking of Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ"), an affiliate of DLJ Capital. Shares listed for Mr. Levison exclude shares held by DLJ Capital and related entities.
 (7) Excludes shares owned by KKR Associates through TW Associates and KKR Partners II, as set forth above. Messrs. Kravis, Raether, Robbins, Roberts and Tokarz are general partners of KKR Associates, the sole general partner of TW Associates and KKR Partners II. They also are directors of FCI and Flagstar. Each of Messrs. Kravis, Raether, Robbins, Roberts and Tokarz disclaims beneficial ownership of those shares listed above as owned by KKR Associates. Also excludes shares shown as beneficially owned by DLJ Capital and related entities, as set forth above.
     FCI currently has authorized capital of (i) 200,000,000 shares of Common Stock, of which 42,434,606 shares are currently issued and outstanding, and (ii) 25,000,000 shares of $2.25 Series A Cumulative Convertible Exchangeable Preferred Stock, par value $.10 per share (the "Preferred Stock"), of which 6,300,000 shares are currently issued and outstanding.
     THE STOCKHOLDERS' AGREEMENT. Concurrently with the execution of the Purchase Agreement, DLJ Capital, Mr. Richardson, TW Associates (the "Stockholder Parties") and FCI entered into an agreement (as amended from time to time thereafter, the "Stockholders' Agreement") pursuant to which the Stockholder Parties agreed to certain transfer restrictions with respect to the Common Stock. Such transfer restrictions have subsequently expired. GTO (along with certain of its affiliates) was originally a party to the Stockholders' Agreement; however, effective as of January 1, 1995, pursuant to the latest amendment thereto, GTO was removed as a party to the Stockholders' Agreement and is no longer bound thereby.
     Pursuant to the Stockholders' Agreement, the size of the Board was set at eleven and each of the Stockholder Parties agreed to nominate and vote all shares of Common Stock owned by it to elect as directors (a) six persons designated by Associates, (b) one representative designated by DLJ Capital (for so long as DLJ Capital continues to own at least 2% of the outstanding shares of Common Stock on a fully-diluted basis) and (c) two independent directors. (GTO's right to a Board representative terminated as of January 1, 1995). Mr. Richardson was also entitled under the Stockholders' Agreement to a position on the Board for so long as he remained Chief Executive Officer of FCI. For additional information regarding Mr. Richardson's participation on the Board during a portion of 1995, see "Executive Compensation -- Employment
Agreements -- Richardson Employment Agreement." Following the removal of GTO as a party to the Stockholders' Agreement and Mr. Richardson's resignation and since, as indicated elsewhere herein, Messrs. Robbins and Smart will not stand for re-election to the Board, the
                                       3
size of the Board of Directors shall be reduced from eleven to nine. The Stockholder Parties further agreed to increase by two the number of directors constituting the entire Board of Directors of FCI and to nominate (if requested) and vote to elect as directors two additional persons to be designated by Associates if at any time the holders of the Preferred Stock, voting together as a class with all other classes or series of preferred stock ranking junior to or on a parity with the Preferred Stock, are entitled to elect two additional directors; provided that the two Associates' designees so elected shall resign and the size of the FCI Board of Directors shall be reduced accordingly at such time as the directors elected by preferred stockholders shall resign or their terms shall end.
     Under the Stockholders' Agreement, (i) DLJ Capital may make two written requests to FCI for registration under the Securities Act of 1933, as amended (the "Securities Act"), of all or any part of the shares of Common Stock owned by DLJ Capital, and (ii) the holders of a majority of all shares of Common Stock and Warrants issued to Associates and all shares of Common Stock issued or issuable to Associates upon exercise of any Warrant (the "Associates Registrable Securities") may make five written requests to FCI for registration of all or part of such securities under the Securities Act. In addition, DLJ Capital, Mr. Richardson and Associates have customary "piggyback" registration rights to include their securities, subject to certain limitations, in any other registration statement filed by FCI, pursuant to any of the foregoing requests or otherwise under the Securities Act.
     If Associates exercises its demand or "piggyback" registration rights and Mr. Richardson is then employed by the Company, then Mr. Richardson has the right to have included in any registration statement relating to the exercise of such rights by Associates the same percentage of his Common Stock (including shares currently held and shares that he would acquire upon exercise of stock options granted by the Company under the 1989 Option Plan) as the fully-diluted percentage of Associates Registrable Securities registered thereunder. If at any time Mr. Richardson shall have the right to participate in a "piggyback" registration and Mr. Richardson elects not to exercise such "piggyback" registration right, he may make one written request to FCI for registration under the Securities Act of up to the number of shares of Common Stock that he had the right to include, but did not so include, in such one or more registrations pursuant to his "piggyback" registration rights. (Under a separate agreement with FCI executed concurrently with the execution of the Purchase Agreement, Mr. Richardson's shares of Common Stock (including shares currently held and shares that he would acquire upon exercise of stock options granted by the Company under the 1989 Option Plan) continue to be subject to various transfer restrictions and "put" and "call" options (under certain circumstances) between Mr. Richardson and FCI.)
     The Company has agreed to pay all expenses in connection with the performance of its obligations to effect demand or "piggyback" registrations under the Securities Act of securities covered by the registration rights of the Stockholder Parties, and to indemnify and hold harmless, to the full extent permitted by law, each holder of such securities against liability under the securities laws.
     The Stockholders' Agreement will terminate upon the sale of all shares of Common Stock now owned or hereafter acquired by DLJ Capital and Mr. Richardson or by Associates; provided that, at such time as DLJ Capital shall own less than 2% of the outstanding Common Stock on a fully-diluted basis, DLJ Capital shall be released from its obligations and forfeit its rights under the Stockholders' Agreement.
     In any event, the provisions of the Stockholders' Agreement with respect to voting arrangements and restrictions will terminate no later than ten years from the date of the Stockholders' Agreement, subject to extension in accordance with applicable law by the agreement of the remaining parties to the Stockholders' Agreement.
     ADAMSON SHAREHOLDER AGREEMENT. Pursuant to a shareholder agreement (the "Adamson Shareholder Agreement") dated January 10, 1995 between Mr. Adamson and Associates, Associates has agreed to vote all shares of Common Stock owned by it to elect Mr. Adamson to the Board of Directors of FCI as long as Mr. Adamson is employed by FCI. If at any time during Mr. Adamson's Employment Term as defined in the Adamson Employment Agreement (defined below) while Mr. Adamson is an active employee of the Company, Associates proposes to sell or exchange any shares of its Common Stock to any third party which is not an affiliate of Associates, then Mr. Adamson has the right to have included in such sale or exchange a number of his shares of Common Stock determined by multiplying (i) the total number of shares of Common Stock proposed to be sold or exchanged by Associates by (ii) a fraction, the numerator of which is equal to the number of such shares of Common Stock owned by Mr. Adamson and the denominator of which is equal to the aggregate number of such shares of Common Stock owned by Mr. Adamson and the number of shares owned by Associates. The Adamson Shareholder Agreement terminates upon the termination of Mr. Adamson's Employment Term. For additional information, see "Executive Compensation -- Employment
Agreements -- Adamson Employment Agreement."
                                       4

NUMBER OF SHARES OUTSTANDING AND VOTING
     As of the close of business on March 7, 1996, there were issued and outstanding and entitled to be voted at the Annual Meeting 42,434,606 shares of Common Stock. At the meeting, holders of Common Stock will have one vote per share for an aggregate total of 42,434,606 votes. A quorum being present, directors will be elected by a majority vote, and the actions proposed in the remaining items referred to in the accompanying Notice of Meeting will become effective if a majority of the outstanding shares of Common Stock is cast in favor thereof. Abstentions and broker non-votes will not be counted in determining the number of shares voted for any director-nominee or for any proposal.
     A holder of Common Stock who signs a proxy card may withhold votes as to any director-nominee by writing the name of such nominee in the space provided on the proxy card.
REVOCATION OF PROXY
     Stockholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to Rhonda J. Parish, the Vice President, General Counsel and Secretary of FCI, either at the Annual Meeting or prior to the meeting date at the Company's offices at 203 East Main Street, Spartanburg, South Carolina 29319, by executing and delivering a later-dated proxy, or by attending the meeting and voting in person.
EXPENSES OF SOLICITATION
     The Company will pay the costs of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the material enclosed herewith. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegraph, by corporate officers and employees of the Company without additional compensation. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.
1996 STOCKHOLDER PROPOSALS
     In order for stockholder proposals intended to be presented at the 1997 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement and the form of proxy for such meeting, they must be received by the Company at its principal offices in Spartanburg, South Carolina no later than November 14, 1996.
                             ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS DIRECTORS OF FCI
     The Board of Directors of FCI currently consists of eleven (11) directors, including Elizabeth A. Sanders who was appointed by the Board in October 1995, as provided in FCI's Bylaws, to fill the vacancy created by the resignation from the Board of Mr. Jerome J. Richardson. Messrs. Clifton S. Robbins and L. Edwin Smart will not stand for re-election to the Board of Directors. Accordingly, the Board has determined that as of the date of the Annual Meeting the number of directors of FCI shall be decreased from eleven to nine.
     It is intended that proxies in the accompanying form will be voted at the meeting for the election to the Board of Directors of the following nominees, each of whom has consented to serve if elected: James B. Adamson, Michael Chu, Vera King Farris, Henry R. Kravis, A. Andrew Levison, Paul E. Raether, George R. Roberts, Elizabeth A. Sanders and Michael T. Tokarz, each to serve until the 1997 Annual Meeting of Stockholders and until his or her successor shall be elected and shall qualify, except as otherwise provided in FCI's Bylaws and Restated Certificate of Incorporation, each as amended. The foregoing individuals have been selected as director-nominees pursuant to the Stockholders' Agreement and the Adamson Shareholder Agreement. See "General -- Ownership of Capital Securities -- The Stockholders' Agreement" and " -- Adamson Shareholder Agreement." See also "Executive Compensation -- Employment Agreements" regarding the election of Mr. Adamson to the Board. Each of the nominees is presently a director of FCI and of Flagstar. If for any reason any nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board of Directors may reduce the number of directors in accordance with FCI's Bylaws and Restated Certificate of Incorporation, each as amended.
                                       5

     The name, age, present principal occupation or employment, and the material occupations, positions, offices or employments for the past five years, of each FCI director are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years.

                                                                             CURRENT PRINCIPAL
                                                                       OCCUPATION OR EMPLOYMENT AND
NAME                                   AGE                             FIVE-YEAR EMPLOYMENT HISTORY
James B. Adamson....................   48    Director of FCI and Flagstar; President and Chief Executive Officer of FCI and
                                             Flagstar (February 1995-present); Chief Executive Officer of Burger King
                                             Corporation (1993-January 1995); Chief Operating Officer of Burger King
                                             Corporation (1991-1993); President of Burger King U.S.A. Retail Division (1991);
                                             Executive Vice President, Marketing of Revco, Inc. (1988-1991). Director of Kmart
                                             Corporation and Oxford Health Plans, Inc.
Michael Chu.........................   47    Director of FCI and Flagstar; President and Chief Executive Officer of ACCION
                                             International (1994-present); Director of Latin American Operations, ACCION
                                             International (1993-1994); Executive of Kohlberg Kravis Roberts & Co. ("KKR") and
                                             a Limited Partner of KKR Associates (1989-1993); Director of Banco Solidario S.A.
                                             and FINANSOL Compania de Financiamiento Comercial.
Vera King Farris....................   55    Director of FCI and Flagstar; President of The Richard Stockton College of New
                                             Jersey (1983-present); Director of National Utility Investors.
Henry R. Kravis (a).................   52    Director of FCI and Flagstar; General Partner of KKR and KKR Associates; Director
                                             of American Re Corporation, Auto Zone, Inc., Borden, Inc., Bruno's, Inc. Duracell
                                             International, Inc., IDEX Corporation, K-III Communications Corporation,
                                             Owens-Illinois, Inc., Owens-Illinois Group, Inc., Safeway, Inc., The Stop & Shop
                                             Companies, Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.
A. Andrew Levison...................   39    Director of FCI and Flagstar; Managing Director, Investment Banking of DLJ
                                             (1989-present); Managing Director, Leverage Buyout Group of Drexel Burnham
                                             Lambert (1984-1989); Director of Ferrellgas Companies, Inc. and Rickel Home
                                             Centers, Inc.
Paul E. Raether.....................   49    Director of FCI and Flagstar; General Partner of KKR and KKR Associates; Director
                                             of Bruno's, Inc., Duracell International, Inc., Fred Meyer, Inc., IDEX
                                             Corporation and The Stop & Shop Companies, Inc.
Clifton S. Robbins..................   38    Director of FCI and Flagstar; General Partner of KKR and KKR Associates; Director
                                             of Borden, Inc., IDEX Corporation and The Stop & Shop Companies, Inc.
George R. Roberts (a)...............   52    Director of FCI and Flagstar; General Partner of KKR and KKR Associates; Director
                                             of American Re Corporation, Auto Zone, Inc., Borden, Inc., Duracell
                                             International, Inc., IDEX Corporation, K-III Communications Corporation,
                                             Owens-Illinois, Inc., Owens-Illinois Group, Inc., Red Lion Properties, Inc.,
                                             Safeway, Inc., The Stop & Shop Companies, Inc., Union Texas Petroleum Holdings,
                                             Inc. and World Color Press, Inc.
Elizabeth A. Sanders................   50    Director of FCI and Flagstar; Management consultant, The Sanders Partnership,
                                             Sutter Creek, California (1990 to Present); Vice-President and General Manager of
                                             Nordstrom, Inc. (1981-1990); Director of H.F. Ahmanson & Co., Wal-Mart Stores,
                                             Inc. and Wolverine Worldwide, Inc.
L. Edwin Smart......................   72    Director of FCI and Flagstar; Counsel, Hughes Hubbard & Reed (law firm which performed services for the Company in 1995) (1989-present); Chairman of the Board and Chief Executive Officer of Flagstar (1986-1987); Chairman of the Board and
                                             Chief Executive Officer of Transworld Corporation (1978-1986); Chairman of the
                                             Board of Trans World Airlines, Inc. ("TWA") (1977-1985); Chief Executive Officer
                                             of TWA (1977-1979); Vice Chairman of TWA (1976-1977); Senior Vice President of
                                             TWA (1967-1975); Director of Sonat Inc.

                                       6

                                                                             CURRENT PRINCIPAL
                                                                       OCCUPATION OR EMPLOYMENT AND
NAME                                   AGE                             FIVE-YEAR EMPLOYMENT HISTORY
Michael T. Tokarz...................   46    Director of FCI and Flagstar; General Partner of KKR and KKR Associates; Director
                                             of IDEX Corporation, K-III Communications Corporation, Safeway, Inc. and Walter
                                             Industries, Inc.

(a) Messrs. Kravis and Roberts are first cousins.
COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS
     There are four standing committees of the Board of Directors of FCI and/or Flagstar, the Audit Committee, the Compensation and Benefits Committee, the Executive Committee and the Public Affairs Committee. The Audit Committee currently consists of Mr. Chu, Ms. Farris, Mr. Levison and Ms. Sanders, with Mr. Chu serving as Chairman. The Compensation and Benefits Committee is comprised of Messrs. Raether, Robbins and Tokarz, with Mr. Raether serving as Chairman. The Executive Committee is comprised of Messrs. Adamson, Raether and Tokarz, with Mr. Adamson serving as Chairman. The Public Affairs Committee is comprised of Ms. Farris, Mr. Robbins and Mr. Smart, with Ms. Farris serving as Chairman. Set forth below is a summary of the principal functions of each committee and the number of meetings held during 1995.
     AUDIT COMMITTEE. The Audit Committee, which held three meetings in 1995, recommends the appointment of the Company's independent auditors, determines the scope of the annual audit to be made, reviews the conclusions of such auditors and reports the findings and recommendations thereof to the Board, reviews with the Company's auditors the adequacy of the Company's system of internal controls and procedures and the role of management in connection therewith, reviews transactions between the Company and its officers, directors and principal stockholders, and performs such other functions and exercises such other powers as the Board from time to time may determine.
     COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee, which held four meetings in 1995, administers certain compensation and employee benefit plans of the Company, oversees and advises the Board regarding the compensation of Company officers, determines the compensation of other key personnel of the Company and reviews and makes recommendations to the Board concerning compensation practices, policies, procedures and retirement benefit plans and programs for the employees of the Company. It administers the 1989 Option Plan, the 1990 Option Plan, and such other similar plans as may from time to time be adopted by the Company, and performs such other functions and exercises such other powers as the Board from time to time may determine.
     EXECUTIVE COMMITTEE. The Executive Committee, which held eight meetings in 1995, generally has and may exercise all of the powers of the Board of Directors in the management and business affairs of Flagstar.
     PUBLIC AFFAIRS COMMITTEE. The Public Affairs Committee, which held four meetings in 1995, considers and reviews the policies and practices established by the Company from time to time to address issues of social and public concern, reviews significant legislative and other social trends and developments of importance to the Company and its employees, customers and vendors, monitors and reports to the Board of Directors concerning the Company's compliance with and progress toward the goals of its Fair Share Agreement with the NAACP, and performs such other functions and exercises such other powers as the Board from time to time may determine.
     The Company currently has no standing nominating committee.
     During 1995, there were eight meetings of the Board of Directors of FCI and seven meetings of the Board of Directors of Flagstar. During 1995, each director of FCI, other than Messrs. Kravis, Levison and Roberts, attended at least 75% of the meetings of the Board of Directors of FCI (and, as applicable, committees thereof).
                    SELECTION OF INDEPENDENT PUBLIC AUDITORS
     The Board of Directors has selected the firm of Deloitte & Touche LLP as the principal independent public auditors of the Company for the year 1996. Deloitte & Touche LLP has acted in such capacity for the Company since 1986. This selection is submitted for approval by the stockholders at the Annual Meeting.
                                       7

     Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions.
                    APPROVAL OF 1996 INCENTIVE COMPENSATION
     The Compensation and Benefits Committee and the Board of Directors of Flagstar have approved certain incentive compensation arrangements for 1996 for
(i) Flagstar's executive officers (other than the Chief Executive Officer) and certain other key employees pursuant to Flagstar's 1996 Incentive Program (the "1996 Incentive Program"), and (ii) Mr. Adamson, chairman of the Board of Directors of Flagstar and the Company's President and Chief Executive Officer, under the terms of his employment agreement with the Company. The Board has made such arrangements subject to approval by the stockholders at the Annual Meeting in order to maximize the tax deductibility to the Company (under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")) of amounts that may ultimately be paid under such arrangements to the Company's Chief Executive Officer and the four highest compensated officers for the taxable year (other than the Chief Executive Officer).
     Under the 1996 Incentive Program, subject to stockholder approval, plan participants will receive Target Awards of a percentage of their base salary depending on the group classification assigned to such participant by the Committee. Depending on an individual participant's role and position with the Company and its various business concepts, 75% of a participant's award will be determined based on the Company and/or his or her concept attaining various Free Cash Flow ("FCF", i.e. earnings before interest, taxes, depreciation and amortization ("EBITDA") less capital expenditures) and Comparable Store Sales ("CSS") performance levels. A participant will be designated either a Corporate Participant or a Concept Participant. A Corporate Participant will receive 75% of his or her Target Award if Company FCF and CSS equal the "target" performance levels established by the Chief Executive Officer and the Committee. A Concept Participant will receive 25% of his or her Target Award if Company FCF and CSS equal the "target" performance levels established by the Chief Executive Officer and the Committee plus an additional 50% of his or her Target Award if his or her Concept FCF and CSS equal the "target" performance levels established by the Chief Executive Officer and the Committee. The remaining 25% of a plan participant's potential award will be determined based on the participant or his or her team meeting predetermined individual or team performance objectives for the year.
     If the Company and/or Concept FCF and CSS "target" performance levels are exceeded, a participant's award may be increased, but only to the extent the Company and/or the Concept FCF increases by at least twice the amount of the cost of the additional awards.
     To determine the amount of any individual/team award, the Target Awards for each participant within a particular team are summed and multiplied by 25% to arrive at an "Initial Team Pool." The team may receive an award by meeting and/or exceeding stated performance goals determined by the Chief Executive Officer. The team leader of each team will receive a portion of his or her team's team award (which may exceed the amount of the "Initial Team Pool" if performance goals are exceeded) as determined by the Chief Executive Officer. The remaining amount of each team award is allocated to the other participants on the team, such allocation to be made by the team leader in consultation with the Chief Executive Officer. The final aggregate team award for all team participants combined may not exceed 150% of the aggregate "Initial Team Pool."
     Payments of awards under the 1996 Incentive Program will be made as soon as practicable after the end of the year. The Board has reserved the right to cancel, modify or amend the 1996 Incentive Program at any time, and such cancellation, modification or amendment may be retroactive to the beginning of the year. A total of approximately 1000 employees are participants in the 1996 Incentive Program.
     Under the terms of his employment agreement, Mr. Adamson is entitled to receive an annual bonus in the form of an incentive award in an amount up to 200% ($1,900,000) of his base salary (targeted to equal 75% of his base salary), subject to the achievement of budgeted financial and other performance targets determined by the Compensation and Benefits Committee. Such award may be greater or lesser than 75% of his base salary if the Company's and/or Mr. Adamson's performance exceeds or falls short of the target levels determined by the Committee. (Pursuant to the terms of his employment agreement, Mr. Adamson was scheduled to receive a base salary of $1,000,000 for 1996; at his request, however, his base salary for 1996 will remain at $950,000.) Subject to stockholder approval, the Compensation and Benefits Committee has determined that, for 1996, Mr. Adamson's
                                       8
incentive award shall track and be determined based on the Company FCF and CSS performance levels that have been established for all employees participating in the 1996 Incentive Program.
     The benefits or amounts that will be received by or allocated to the Chief Executive Officer, to the other current officers named in the Summary Compensation Table or to other individuals or categories of employee under these incentive compensation arrangements are not determinable since they will be based on Company operating results for 1996. Additionally, the benefits or amounts which would have been awarded for 1995 to the individuals named in the Summary Compensation Table and other specified groups had the above described incentive compensation arrangements been in effect for 1995 are not readily determinable in that FCF performance levels were not separately tracked by the Company in 1995. In 1995 the Company did, however, have in effect similar incentive compensation arrangements based on the achievement of Company and Concept EBITDA (at performance levels that vary from those established for 1996) and measurable individual or team performance objectives. Accordingly, set forth below is information with respect to incentive awards granted to the individuals named in the Summary Compensation Table and other specified groups under the incentive compensation arrangements in effect for 1995.
                               NEW PLAN BENEFITS
                             INCENTIVE COMPENSATION

NAME AND POSITION                                                                       DOLLAR VALUE ($)      NUMBER OF UNITS
James B. Adamson
  Chairman and Chief Executive Officer of Flagstar...................................      $      -0-                  --
Jerome J. Richardson
  Former Chairman and Chief Executive Officer of Flagstar............................      $      -0-                  --
C. Ronald Petty
  Executive Vice President of Flagstar and President and Chief Executive Officer of
  Denny's............................................................................      $      -0-                  --
C. Robert Campbell
  Executive Vice President and Chief Financial Officer of Flagstar...................      $      -0-                  --
Kent M. Smith
  Senior Vice President and Assistant to the Chairman of Flagstar....................      $      -0-                  --
James R. Kibler
  Senior Vice President of Flagstar and President and Chief Operating Officer of the
  Hardee's and Quincy's Divisions....................................................      $      -0-                  --
Samuel H. Maw
  Former Executive Vice President, Product Development and Distribution of
  Flagstar...........................................................................      $      -0-                  --
All current executive officers as a group............................................      $      -0-                  --
All current non-executive officer directors as a group...............................      $      -0-                  --
All current non-executive officer employees as a group...............................      $  162,848                  --

                             EXECUTIVE COMPENSATION
COMPENSATION AND BENEFITS COMMITTEE REPORT
     The following is an explanation of the Company's executive officer compensation program as in effect for 1995.
     1995 EXECUTIVE OFFICER COMPENSATION PROGRAM
     The 1995 executive officer compensation program of Flagstar had three primary components:
     (Bullet) Base salary established on the basis of (i) quantitative market data in the form of salary comparisons to peer position groupings within the restaurant and food service industry and other industries for positions not unique to the food service sector, and (ii) non-quantitative factors such as positions of responsibility and authority, years of service and annual performance evaluations.
     (Bullet) Short-term incentives under the Company's 1995 Senior Management
              Incentive Plan. Under this plan, as approved by the Company's stockholders at their 1995 annual meeting, plan participants (not including the
                                       9

              Chief Executive Officer) were entitled to receive Target Awards of a percentage of their base salary depending on the group classification assigned to such participant by the Compensation and Benefits Committee. Depending on an individual participant's role and position with the Company and its various business concepts, 75% of such participant's potential award was to be determined based on the Company's and/or his or her concept's attaining various EBITDA performance levels. A participant was designated either a Corporate Participant or a Concept Participant. A Corporate Participant was entitled to receive 75% of his Target Award if Company EBITDA equaled the "target" performance level established by the Chief Executive Officer and the Committee. A Concept Participant was entitled to receive 50% of his Target Award if Company EBITDA equaled the "target" performance level established by the Chief Executive Officer and the Committee plus an additional 25% of his Target Award if his or her Concept EBITDA equaled the "target" performance level established by the Chief Executive Officer and the Committee. There was no maximum amount of potential incentive pay-out based on Company EBITDA results (although the maximum amount of award based on Concept EBIDTA results was limited to 200% of that portion of a participant's target award that was based on Concept EBITDA). If these EBITDA "target" performance levels were not met, the Corporate and Concept Participants were nevertheless entitled to receive specified percentages of their Target Awards based on Company and/or Concept EBITDA provided Company EBITDA and/or Concept EBITDA performance did not fall below specified minimum levels. The remaining 25% of a plan participant's potential award was to be based on the participant or his or her team meeting predetermined, generally non-quantitative, individual or team performance objectives for the year. Such objectives had to be approved by the Chief Executive Officer or his designee(s) and varied among participants depending on their areas of responsibility. Team awards were allocable by team leaders (designated by the Chief Executive Officer) in consultation with the Chief Executive Officer and the Compensation and Benefits Committee.
     (Bullet) Long-term incentives, which in 1995, consisted solely of stock options.
     Executive officers (including the Chief Executive Officer) were also eligible in 1995 to participate in various benefits plans similar to those provided to other employees of the Company. Such benefits plans are intended to provide a safety net of coverage against various events, such as death, disability and retirement.
     The Company's executive officer compensation program is designed with stockholder value as a primary concern. It focuses on Company performance (for 1995, EBITDA) that rewards the generation of funds to repay debt and makes the Company stronger for stockholders. Through the stock option program, it also rewards officers and others based on stock price increases over time.
     The Company also recognizes that the short and long-term rewards available to the Company's leaders must be competitive in the marketplace in order to attract and retain the necessary talent. Thus, the Company regularly participates in numerous national, regional and local salary surveys to assess the competitiveness of its programs.
     In December 1995, the Committee reviewed the status of the 1995 Senior Management Incentive Plan and anticipated year-end operating results. In light of Company and Concept EBITDA results for the year, no bonus payments were made to executive officers based on the predetermined Company and Concept EBITDA goals.
     With respect to Section 162(m) of the Code and the underlying IRS regulations, pertaining to the deductibility of compensation to certain executive officers in excess of $1 million, the Committee has adopted a policy that it will attempt to comply with such regulations, to the extent practicable, including its presentation of the Company's annual incentive compensation plans to the stockholders for prior approval. However, the committee has also determined that some flexibility is required, notwithstanding these IRS regulations, in negotiating and implementing the Company's incentive compensation program. It has, therefore, retained the discretion to award some bonus payments based on non-quantitative performance objectives and other criteria which it may determine, in its discretion, from time to time.
     The Committee granted stock options to certain Company executive officers in 1995 in connection with their initial employment in 1995. For details concerning the grant of options to the executive officers named in the Summary Compensation Table below, see "Executive Compensation -- Stock Options -- Option Grants in 1995." The Committee allocated options to these named executive officers and others based on an evaluation of their relative levels of responsibility for and their potential contribution to the Company's operating results (in relation to the Company's other optionees) and to provide them with significant long-term incentives to enhance
                                       10
stockholder value. Additionally, certain Company executive officers were awarded options pursuant to the Company's repricing of options during 1995. For details concerning this option repricing in relation to the Company's executive officers see "Executive Compensation -- Report on Repricing of Options." Taking into account the options granted in connection with the Company's 1995 option repricing, the number of shares issuable upon exercise of options were deemed to be generally in line with target stock ownership levels based on the market analyses undertaken by the Company (in conjunction with the executive officer compensation surveys referred to above).
     CHIEF EXECUTIVE OFFICER COMPENSATION
     Pursuant to his employment agreement with the Company (see " -- Employment Agreements -- Adamson Employment Agreement") for 1995, Mr. Adamson received: (i) a base salary of $950,000, (ii) a one-time signing bonus of $500,000, (iii) 65,306 shares of Common Stock (plus an amount in cash to reimburse Mr. Adamson in part for his income tax liabilities with respect to such shares), fifty percent (50%) of which were subject to forfeiture had Mr. Adamson terminated his employment under certain conditions prior to January 23, 1996, and (iv) a grant under the 1989 Option Plan of a ten-year option to purchase 800,000 shares of Common Stock, at an exercise price of $6.125 per share and exercisable at a rate of 20% per year beginning on January 9, 1996 and each anniversary thereafter. Additionally, during 1995 Mr. Adamson was entitled to receive an annual performance bonus at an annual rate of up to 200% of his base salary (targeted to equal 75% of his base salary) if the Company and Mr. Adamson achieved budgeted financial and other performance targets established by the Compensation and Benefits Committee under the 1995 Senior Management Incentive Plan, with a guaranteed minimum bonus of $500,000 for 1995 (although Mr. Adamson elected not to receive such $500,000 minimum bonus amount for 1995.) The above-referenced compensation paid to Mr. Adamson was based upon arm's-length contract negotiations between the Company and Mr. Adamson, with the Company taking into account in that regard factors such as Mr. Adamson's previous work experience, positions of responsibility and authority, and his performance in these previous positions.
     Mr. Richardson, who resigned as the Company's President and Chief Executive Officer on January 10, 1995, was compensated in 1995 pursuant to his employment agreement, as amended, with the Company (see " -- Employment
Agreements -- Richardson Employment Agreement").
     COMPENSATION AND BENEFITS COMMITTEE

Paul E. Raether, Chairman
Clifton S. Robbins
Michael T. Tokarz

COMPENSATION OF OFFICERS
     No executive officer of FCI is compensated directly by FCI in connection with services provided to the Company. All such executive compensation is paid by Flagstar. Set forth below is information for 1995, 1994 and 1993 with respect to compensation for services to the Company of the following individuals: (1) all those individuals serving the Company as Chief Executive Officer during 1995, (2) the four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 1995, and (3) those additional individuals who would have been among the four most highly compensated executive officers but for the fact that the individual was not serving as an executive officer at the end of 1995.
                                       11

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION       ALL
                                                                                           AWARDS              OTHER
                  NAME AND                             ANNUAL COMPENSATION (1)     SECURITIES UNDERLYING    COMPENSATION
             PRINCIPAL POSITION                YEAR   SALARY($)(2)     BONUS($)         OPTIONS (#)         ($)(3)(4)(5)
James B. Adamson                               1995     $ 894,211(7)          --            800,000          $1,250,693
  Chairman and Chief Executive Officer of      1994            --             --                 --                  --
  Flagstar                                     1993            --             --                 --                  --
Jerome J. Richardson                           1995     $ 772,676             --                 --          $    3,554
  Former Chairman and Chief Executive Officer  1994     $ 856,594      $ 250,000                 --          $   10,250
  of Flagstar                                  1993     $ 824,355             --                 --          $   13,652
C. Ronald Petty                                1995     $ 416,731             --            160,000(6)               --
  Executive Vice President of Flagstar and     1994     $ 284,284      $ 144,281             80,000          $   78,194
  President and Chief Executive Officer of     1993     $ 142,500(7)          --             80,000          $  483,125
  Denny's
C. Robert Campbell                             1995     $ 214,300(7)          --            100,000          $  405,957
  Executive Vice President and Chief           1994            --             --                 --                  --
  Financial Officer of Flagstar                1993            --             --                 --                  --
Kent M. Smith                                  1995     $ 234,216(7)          --            160,000(6)       $   62,000
  Senior Vice President and Assistant to the   1994            --             --                 --                  --
  Chairman of Flagstar                         1993            --             --                 --                  --
James R. Kibler                                1995     $ 252,880             --            140,000(6)               --
  Senior Vice President of Flagstar and        1994     $ 180,705      $  67,650             80,000                  --
  President and Chief Operating Officer of     1993     $ 143,510             --             60,000                  --
  Hardee's and Quincy's
Samuel H. Maw                                  1995     $ 297,793(7)          --                 --          $1,868,276
  Former Executive Vice President, Product     1994     $ 301,145      $  95,625             80,000                  --
  Development and Distribution of Flagstar     1993     $ 280,861             --             80,000                  --

(1) The amounts shown for each named executive officer exclude perquisites and other personal benefits that did not exceed, in the aggregate, the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for any year included in this table.
(2) The amounts shown for 1995 include accruals of $8,892, $19,596 and $119,799 for Messrs. Richardson, Kibler and Maw, respectively, under a supplemental executive retirement plan. The amounts shown for 1994 include accruals of $112,938 and $41,086, and the amounts shown for 1993 include accruals of $62,082 and $26,823, for Messrs. Richardson and Maw, respectively, under the same plan. Such amounts also reflect certain costs and credits to the named executive officers relating to certain life, health and disability insurance coverage provided through the Company.
(3) The amount shown for Mr. Adamson consists of Company paid life insurance premiums payments of $8,440 and additional compensation and/or expense reimbursement paid to Mr. Adamson at or near the time of, or otherwise arising in connection with, his initial employment with the Company. The amounts shown for Mr. Richardson are split-dollar insurance premium payments paid by the Company for the years indicated.
(4) The amounts shown for Messrs. Petty, Campbell and Smith consist of additional compensation and/or expense reimbursement paid to the respective named executive officers at or near the time of, or otherwise arising in connection with, their initial employment with the Company.
(5) The amount shown for Mr. Maw represents payments made to him in connection with his retirement from the Company in 1995.
(6) Shares listed for 1995 for Messrs. Petty, Smith and Kibler were the result of the Company's option repricing more fully described below under
    " -- Report on Repricing of Options."
(7) Reflects base salary paid for only the portion of the year in which the named executive officer was employed by Flagstar.
                                       12

STOCK OPTIONS
     Set forth below is information with respect to individual grants of stock options with respect to the Common Stock made during 1995 to Messrs. Adamson, Petty, Campbell, Smith and Kibler. No stock options were granted in 1995 to Messrs. Richardson or Maw.
                             OPTION GRANTS IN 1995

                                        INDIVIDUAL GRANTS
                                                                 % OF
                                                                 TOTAL
                                                NUMBER OF       OPTIONS                              POTENTIAL REALIZABLE
                                                SECURITIES      GRANTED                             VALUE AT ASSUMED ANNUAL
                                                UNDERLYING        TO       EXERCISE                  RATES OF STOCK PRICE
                                                 OPTIONS       EMPLOYEES    OR BASE                 APPRECIATION FOR OPTION
                                                 GRANTED          IN         PRICE     EXPIRATION            TERM
NAME                                              (#)(1)        1995(4)    ($/SH)(2)    DATE(3)       5% ($)      10% ($)
James B. Adamson                                  800,000        23.2%      $ 6.125     01-09-05    $ 3,081,561  $7,809,326
C. Ronald Petty                                   160,000         4.6%      $ 6.000     06-21-05    $   603,734  $1,529,990
C. Robert Campbell                                100,000         2.9%      $ 5.125     05-01-05    $   322,306  $  816,792
Kent M. Smith                                     160,000         4.6%      $ 6.000     06-21-05    $   603,734  $1,529,990
James R. Kibler                                   140,000         4.1%      $ 6.000     06-21-05    $   528,268  $1,338,742

(1) Such options listed for Messrs. Adamson and Campbell were granted under the 1989 Option Plan in connection with their initial employment with the Company. Mr. Adamson's options become exercisable at a rate of 20% per annum for five consecutive years beginning on January 9, 1996. The options granted to Mr. Campbell become exercisable at a rate of 50% as of May 1, 1997 and an additional 25% each of the next two anniversary dates thereafter. The options listed for Messrs. Petty, Smith and Kibler were granted pursuant to the option repricing, described more fully below under " -- Report on Repricing of Options", whereby Messrs. Petty, Smith and Kibler surrendered all options previously granted to them under the 1989 Option Plan in exchange for an option to purchase the same number of shares exercisable at a rate of 20% per annum beginning on the first anniversary date of the grant. The options surrendered by Mr. Smith were options granted to him earlier in 1995 in connection with his initial employment at an exercise price of $6.125 per share and exercisable at a rate of 50% as of the second anniversary date of the grant, and an additional 25% each of the next two anniversary dates thereafter.
(2) The exercise price for such options was established at the closing sales price for the Common Stock as of the date of grant. Under the 1989 Option Plan, the exercise price upon the exercise of an option may be paid in cash or by surrender of other shares of Common Stock having a fair market value on the date of exercise equal to such exercise price, or in a combination of cash and such shares.
(3) Upon termination of employment of a holder, all of such holder's options not then exercisable expire and terminate. If such termination is by reason of death, retirement or disability, such holder's exercisable options remain exercisable for one year following termination. If such termination is voluntary or without cause, such holder's exercisable options generally remain exercisable for sixty days following termination. If such termination is for cause, such holder's exercisable options expire and terminate as of the date of termination.
(4) Includes options granted pursuant to the 1995 option repricing more fully described below under " -- Report on Repricing of Options."
                                       13

     The following table sets forth information with respect to the 1995 year-end values of unexercised options, all of which were granted by the Company pursuant to the 1989 Option Plan, held by each of the persons named in the Summary Compensation Table above:
                    AGGREGATED OPTION EXERCISES IN 1995 AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                          NUMBER OF
                                                                                         SECURITIES              VALUE OF
                                                                                         UNDERLYING           UNEXERCISED IN-
                                                                                     UNEXERCISED OPTIONS     THE-MONEY OPTIONS
                                                                                     AT FISCAL YEAR-END     AT FISCAL YEAR-END
                                                                                             (#)                    ($)
                                                                                        EXERCISABLE/           EXERCISABLE/
NAME                                                                                    UNEXERCISABLE          UNEXERCISABLE
James B. Adamson..................................................................         -- /800,000               -- / --
Jerome J. Richardson..............................................................     360,000/240,000               -- / --
C. Ronald Petty...................................................................         -- /160,000               -- / --
C. Robert Campbell................................................................         -- /100,000               -- / --
Kent M. Smith.....................................................................         -- /160,000               -- / --
James R. Kibler...................................................................         -- /140,000               -- / --
Samuel H. Maw.....................................................................      40,000/120,000               -- / --

     No options held by the foregoing persons were exercised in 1995.
REPORT ON REPRICING OF OPTIONS
     Set forth below is information with respect to repricings of stock options held by all executive officers since FCI became a public company in 1989. The 1993 repricings were made at the then current market price for the Common Stock. The 1995 repricings were made at the then current market price for the Common Stock of $6.00. The terms of such repricings are described in further detail below.
                           TEN-YEAR OPTION REPRICINGS

                                               NUMBER OF                                                            LENGTH OF
                                              SECURITIES                                                          ORIGINAL TERM
                                              UNDERLYING     MARKET PRICE OF    EXERCISE PRICE                    REMAINING AT
                                                OPTIONS       STOCK AT TIME       AT TIME OF                         DATE OF
                                  DATE OF     REPRICED OR    OF REPRICING OR     REPRICING OR     NEW EXERCISE    REPRICING OR
NAME/POSITION                    REPRICING    AMENDED (#)     AMENDMENT ($)     AMENDMENT ($)      PRICE ($)        AMENDMENT
James R. Kibler -- Sr. VP         6/29/93         6,000          $11.250           $ 20.000         $ 11.250          6 years
  of Flagstar, President          6/21/95         6,000          $ 6.000           $ 11.250         $  6.000          4 years
  and COO of Hardee's and         6/21/95        54,000          $ 6.000           $ 11.250         $  6.000          8 years
  Quincy's                        6/21/95        80,000          $ 6.000           $  9.000         $  6.000          9 years
William H. Mitchell -- VP Real    6/29/93         4,800          $11.250           $ 20.000         $ 11.250          6 years
  Estate and Construction         6/21/95         7,000          $ 6.000           $ 11.250         $  6.000          8 years
Edna K. Morris -- Exec.           6/21/95        35,000          $ 6.000           $ 11.250         $  6.000          8 years
  VP, Human                       6/21/95        40,000          $ 6.000           $  9.000         $  6.000          9 years
  Resources and
  Corporate Affairs of
  Flagstar
Honorio J. Padron -- VP           6/21/95        25,000          $ 6.000           $  6.375         $  6.000          9 years
  Business
  Transformation of
  Flagstar
Rhonda J. Parish -- Sr.           6/21/95        50,000          $ 6.000           $  9.000         $  6.000          9 years
  VP, General Counsel
  & Secretary of
  Flagstar

                                       14

                                               NUMBER OF                                                            LENGTH OF
                                              SECURITIES                                                          ORIGINAL TERM
                                              UNDERLYING     MARKET PRICE OF    EXERCISE PRICE                    REMAINING AT
                                                OPTIONS       STOCK AT TIME       AT TIME OF                         DATE OF
                                  DATE OF     REPRICED OR    OF REPRICING OR     REPRICING OR     NEW EXERCISE    REPRICING OR
NAME/POSITION                    REPRICING    AMENDED (#)     AMENDMENT ($)     AMENDMENT ($)      PRICE ($)        AMENDMENT
C. Ronald Petty -- Exec.          6/21/95        80,000          $ 6.000           $ 11.250         $  6.000          8 years
  VP of Flagstar                  6/21/95        80,000          $ 6.000           $  9.000         $  6.000          9 years
  President and CEO of
  Denny's
Kent Smith -- Sr. VP and Asst.    6/21/95       160,000          $ 6.000           $  6.125         $  6.000          9 years
  to CEO
Samuel H. Maw -- Former           6/29/93         8,400          $11.250           $ 20.000         $ 11.250          6 years
  Exec. VP, Product
  Development and
  Distribution of
  Flagstar
Jerome J. Richardson --          12/15/92       100,000(1)       $20.300           $ 20.000         $ 15.000          7 years
  Former CEO of                  12/15/92        60,000(1)       $20.300           $ 20.000         $ 17.500          7 years
  Flagstar

(1) Under the terms of the Richardson Employment Agreement (as defined herein), which took effect on November 16, 1992, Mr. Richardson received upon the termination of the ten-year option that he received from FCI in 1989 to purchase 160,000 shares of Common Stock at $20.00 per share (and provided that he continues to be employed by the Company unless his employment is terminated as a result of "Termination Without Cause" (as defined therein)), the grant of a new option or options to purchase 600,000 shares of Common Stock, exercisable at the rate of 20% per year beginning on November 16, 1993 and subject to exercise prices of $15.00 per share for 100,000 shares and $17.50 per share for 500,000 shares.
     In 1995, all of the outstanding options (with certain limited exceptions) held by current employees of the Company under the 1989 Option Plan were repriced at $6.00 per share, the market value of Common Stock on June 21, 1995. Such repricing was executed under the following terms. All officer level employees were given the choice of either retaining their current options at their existing exercise prices and vesting schedules or surrendering their existing options in exchange for an option to purchase the same number of shares exercisable at a rate of 20% per annum beginning on the first anniversary date of the new grant. All non-officer employees received the new exercise price of $6.00 per share and retained their original vesting schedules for all of their outstanding options previously granted under the 1989 Option Plan. The determination to reprice such options under the terms thereof was intended to provide maximum motivation to optionees to bring the Company to profitability and increase stockholder value in the shortest possible time.
     The new stock options granted in 1993 to the named officers (in consideration for the cancellation of prior options) were part of a broad based stock option program implemented in 1993 under the 1989 Option Plan that also included the grant of additional options to the named officers, together with grants to other officers (not involving repricings) and other non-officer employees.
     The Committee determined that the 1995 repricing of options previously granted was in the Company's best interest because, in its view, even in light of the 1993 repricings, the exercise prices of such former options provided little direct incentive to Company employees and because the circumstances which resulted in such options being significantly "out-of-the-money" were deemed principally to be outside the control of such optionees.
     COMPENSATION AND BENEFITS COMMITTEE

Paul E. Raether, Chairman
Clifton S. Robbins
Michael T. Tokarz

RETIREMENT PLANS
     A tax qualified defined benefit retirement plan is maintained by Flagstar Systems, Inc. and certain other Flagstar subsidiaries. Such plan is described below.
     The following table shows the estimated annual benefits for a single life annuity that could be payable under the Flagstar Retirement Plan (as defined), as amended, and the ancillary plan described below upon a person's normal retirement at age 65 if that person were in one of the following classifications of assumed compensation and years of credited service.

           AVERAGE ANNUAL REMUNERATION OVER                                    YEARS OF SERVICE
                  A FIVE-YEAR PERIOD                        15           20           25           30           35
$  200,000............................................   $ 43,056     $ 57,408     $ 71,760     $ 86,112     $100,000
   250,000............................................     54,306       72,408       90,510      108,612      125,000
   300,000............................................     65,556       87,408      109,260      131,112      150,000
   350,000............................................     76,806      102,408      128,010      153,612      175,000
   400,000............................................     88,056      117,408      146,760      176,112      200,000
   500,000............................................    110,556      147,408      184,260      221,112      250,000
   600,000............................................    133,056      177,408      221,760      266,112      300,000
   700,000............................................    155,556      207,408      259,260      311,112      350,000
   800,000............................................    178,056      237,408      296,760      356,112      400,000
   900,000............................................    200,556      267,408      334,260      401,112      450,000
 1,000,000............................................    223,056      297,408      371,760      446,112      500,000
 1,200,000............................................    268,056      357,408      446,760      536,112      600,000
 1,400,000............................................    313,056      417,408      521,760      626,112      700,000
 1,600,000............................................    358,056      477,408      596,760      716,112      800,000

     The Flagstar Pension Plan (the "Flagstar Retirement Plan") is noncontributory and generally covers all employees of Flagstar and its subsidiaries (other than its Denny's and El Pollo Loco subsidiaries) who have attained the age of 21 and who have completed one thousand hours of service. There are two entry dates per year for new employees, January 1 and July 1. As a result of a plan amendment effective January 1, 1989, a participant's annual retirement benefit under the Flagstar Retirement Plan at normal retirement age is calculated by multiplying the number of years of participation in the Flagstar Retirement Plan (not to exceed 35 years) by the sum of one percent of the average Compensation (as defined below) paid during 60 consecutive calendar months chosen to produce the highest average ("Average Compensation" for the purposes of this paragraph) plus an additional one-half of one percent of the Average Compensation in excess of the average Social Security wage base. Benefits payable cannot exceed 50% of the Average Compensation. Plan benefits are normally in the form of a life annuity or, if the retiree is married, a joint and survivor annuity. "Compensation" for the purposes of this paragraph generally consists of all remuneration paid by the employer to the employee for services rendered as reported or reportable on Form W-2 for federal income tax withholding purposes (including the amount of any 1994 year-end bonus paid in
1995), excluding reimbursements and other expense allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits (such exclusions including, without limitation, severance pay, relocation allowance, gross-up pay to compensate for taxable reimbursements, hiring bonuses, cost of living differentials, special overseas premiums, compensation resulting from participation in, or cancellation of, stock option plans, contributions by the employer to the Flagstar Retirement Plan or any other benefit plan and imputed income resulting from the use of Company property or services). Except for limited purposes described in the plan, Compensation also includes any deferred compensation under a Section 401(k) plan maintained by the employer and salary reduction amounts under a Section 125 plan maintained by the employer. The funding of the Flagstar Retirement Plan is based on actuarial determinations.
     Ancillary to the Flagstar Retirement Plan is a nonqualified plan for key executive employees that provides future service benefits and benefits in excess of the annual maximum benefits limit under the Code to certain key employees. "Compensation" and "Average Compensation" are defined in this ancillary plan the same way they are defined in the Flagstar Retirement Plan. Benefits payable under the ancillary plan are included in the table above. A supplemental executive retirement plan provides additional benefits to certain key executives calculated as a percentage of base salary.
                                       16

     The maximum annual pension benefit payable under the Flagstar Retirement Plan for 1995 was $120,000 (or, if greater, the participant's 1982 accrued benefit).
     Except for the exclusion of 1995 bonuses paid in 1996 and the accrual of certain nonqualified benefits as described herein, the Compensation included under the Flagstar Retirement Plan (including the ancillary nonqualified plan) generally corresponds with the annual compensation of the named executive officers in the Summary Compensation Table above. Includable Compensation for 1995 for Messrs. Adamson, Petty, Campbell, Smith, Kibler, Richardson and Maw was $985,231, $559,425, $500,754, $297,673, $303,504, $975,344 and $824,823,
respectively.
     As of December 31, 1995, the estimated credited years of service under the Flagstar Retirement Plan for Messrs. Adamson, Petty, Campbell, Smith, Kibler, Richardson and Maw at normal retirement age was 18, 15, 14, 7, 44, 40 and 29, respectively.
     The early retirement provisions of the Flagstar Retirement Plan were amended effective January 1, 1989 to provide an improved benefit for long service employees. Employees with age and service equalling or exceeding 85 and who are within five years of the Social Security retirement age will receive no reduction of accrued benefits. Employees who are at least 55 years of age with 15 years of service will receive a reduction of three percent in accrued benefits for the first five years prior to normal retirement date and six percent for the next five years. Accrued benefits for employees retiring with less than 15 years of service will be actuarially reduced beginning at age 55. Vesting of retirement benefits was also changed to comply with the law from 12-year graduating vesting to five-year cliff vesting for the plan.
EMPLOYMENT AGREEMENTS
     ADAMSON EMPLOYMENT AGREEMENT
     Concurrently with the execution of the Adamson Shareholder Agreement, Mr. Adamson and FCI entered into an employment agreement (as amended on February 27, 1995, the "Adamson Employment Agreement") which took effect on January 23, 1995 and which provides that FCI will employ Mr. Adamson as President and Chief Executive Officer of FCI until January 23, 1998 or until his earlier death or termination of employment by reason of permanent disability, voluntary termination of employment or involuntary termination with or without cause (as defined). Pursuant to the Adamson Employment Agreement, Mr. Adamson was appointed the Chairman of the Board of Directors of FCI. The Adamson Employment Agreement prohibits Mr. Adamson from soliciting employees of the Company or its affiliates and from engaging in certain competitive activities generally during his term of employment and for a period of two years after the later of the termination of his employment or the date on which the Company is no longer required to make certain termination benefits. The Adamson Employment Agreement further prohibits Mr. Adamson from using or disclosing certain "confidential" or "proprietary" information for purposes other than carrying out his duties with the Company.
     Under the Adamson Employment Agreement, Mr. Adamson is entitled to receive
(i) an annual base salary at the annual rate of $950,000, $1,000,000 and $1,050,000 for the first, second and third years of employment, respectively,
(ii) a one-time signing bonus equal to $500,000, (iii) an annual performance bonus at an annual rate up to 200% of his base salary (targeted to equal 75% of his base salary) if the Company and Mr. Adamson achieve budgeted financial and other performance targets to be established by the Compensation and Benefits Committee, with a guaranteed minimum bonus of $500,000 for his first year of employment, (iv) 65,306 shares of Common Stock (plus an amount in cash to reimburse Mr. Adamson in part for his income tax liabilities with respect to such shares), and (v) the grant under the 1989 Option Plan of a ten-year option to purchase 800,000 shares of Common Stock, to become exercisable at the rate of 20% per year beginning on January 9, 1996 and each anniversary thereafter (conditioned upon Mr. Adamson's continuing to be employed by the Company on such dates), and subject to an exercise price of $6.125 per share (the "Adamson Option"). Vested shares of Common Stock acquired by Mr. Adamson pursuant to (iv) and (v) above (including shares as to which Mr. Adamson is entitled, under certain circumstances, to accelerated vesting) are subject to and have the rights and benefits of the Adamson Shareholder Agreement. See
"General -- Ownership of Capital Securities -- Adamson Shareholder Agreement." The Adamson Employment Agreement also entitles Mr. Adamson to reimbursement of expenses of relocation and certain other privileges and benefits, including participation in all of the Company's benefit plans applicable to the Company's executive officers generally. Notwithstanding such contract terms, Mr. Adamson declined his guaranteed first year bonus and salary increase for his second year of employment as set forth above.
                                       17

     In the event of Mr. Adamson's termination of employment during the term of the Adamson Employment Agreement, the Company is required to make payments as follows based upon the cause of such termination: (i) if by reason of death, Mr. Adamson's surviving spouse is entitled to be paid an amount equal to Mr. Adamson's base salary and annual bonus and continuation of certain benefits for a one-year period after his death; (ii) if by reason of permanent disability, Mr. Adamson is entitled to be paid one-half of his base salary and annual bonus and continuation of certain benefits for a period of two years after termination of employment; and (iii) if by FCI other than for "cause," Mr. Adamson is, in general, entitled to (a) a lump sum in the amount of the base salary remaining to be paid over the remaining unexpired contract term but not less than an amount equal to two years' base salary, (b) a pro rata portion of the annual bonus otherwise payable during the calendar year of termination, (c) the continued vesting of the Adamson Option until the option to purchase an aggregate of 480,000 shares thereunder shall have become exercisable, and (d) continuation of certain benefits and other contract rights; provided, however, that in the event of termination by FCI without "cause" following a "change of control", the Adamson Option shall be 100% vested and exercisable as of the date of such termination and Mr. Adamson shall be entitled to a lump sum payment on such date equal to 200% of his targeted bonus for the year during which such termination occurs. Furthermore, the Adamson Option shall expire and terminate as follows in the event of Mr. Adamson's termination of employment for the following reasons: (i) if for "cause" or voluntary termination, the Adamson Option shall expire and terminate as of the date of termination; (ii) if by reason of death, permanent disability or without "cause" following a "change in control", the Adamson Option shall expire and terminate on the later of (a) the date the Company is no longer required to provide certain termination benefits, and (b) the first anniversary of the date of termination; and (iii) if without "cause" (but not following a "change in control"), the Adamson Option shall expire and terminate on the latest of January 9, 1999 and (a) and (b) above.
     RICHARDSON EMPLOYMENT AGREEMENT
     Concurrently with the execution of the Purchase Agreement, Mr. Richardson and Flagstar entered into an employment agreement (the "Richardson Employment Agreement"), which took effect on November 16, 1992, to serve as the Company's Chairman and Chief Executive Officer. Effective as of January 10, 1995, Mr. Richardson resigned as the Company's Chief Executive Officer. As of May 2, 1995, he stepped down as the Company's Chairman and as a member of the Board of Directors. Since that date he has served as an advisor to the Company. The Richardson Employment Agreement prohibits Mr. Richardson from soliciting employees of Flagstar or its affiliates and from engaging in certain competitive activities generally during his term of employment and for a period of three years after termination of employment. The Richardson Employment Agreement further prohibits Mr. Richardson from using or disclosing certain "confidential" or "proprietary" information for purposes other than carrying out his duties with the Company.
     Under the Richardson Employment Agreement as in effect in 1995 (the "Amended Richardson Agreement"), Mr. Richardson was entitled to receive (i) an annual base salary at the rate of $750,000 per year, and (ii) an annual performance bonus as determined by the Board in its discretion. Previously under the Richardson Employment Agreement in consideration of the termination of the ten-year option that Mr. Richardson received from FCI in 1989 to purchase 160,000 shares of Common Stock at $20.00 per share (the "Prior Option"), Mr. Richardson received a new option or options to purchase 600,000 shares of Common Stock (the "Richardson Options"), exercisable at the rate of 20% per year beginning on November 16, 1993 (provided that he continues to be employed by the Company unless his employment is terminated as a result of a "Termination Without Cause" (as defined below), in which case the option to purchase 160,000 of such shares would be exercisable pursuant to the schedule for the Prior Option), and subject to exercise prices of $15.00 per share for 100,000 shares and $17.50 per share for 500,000 shares. Under the Amended Richardson Agreement, if the Company terminates Mr. Richardson's employment other than for "cause" or if Mr. Richardson dies, the Richardson Options immediately become fully exercisable. The Richardson Employment Agreement also entitles Mr. Richardson to participate in all of the Company's benefit plans applicable to the Company's executive officers generally. As a condition to Mr. Richardson entering into the Richardson Employment Agreement in 1992, extending his term of employment with Flagstar for an additional three years, FCI advanced funds (the "Richardson Loan") to refinance approximately $13,900,000 outstanding principal and certain interest due on a 1989 loan from NationsBank, N.A. to Mr. Richardson. Mr. Richardson used the proceeds of the 1989 loan to finance his purchase of approximately 800,000 shares of Common Stock. For additional information concerning the Richardson Loan and an amendment to the terms thereof pursuant to the Amended Richardson Agreement, see "Certain Transactions."
                                       18

     In the event of Mr. Richardson's termination of employment during the term of the Richardson Employment Agreement, Flagstar is required to make payments as follows based upon the cause of such termination: (i) if by reason of death, Mr. Richardson's surviving spouse is entitled to be paid an amount equal to Mr. Richardson's base salary for a one-year period after his death; (ii) if by reason of permanent disability, Mr. Richardson is entitled to be paid one-half of his base salary and annual bonus for a period of two years after termination of employment; and (iii) if by Flagstar other than for "cause" or by Mr. Richardson following a material breach by Flagstar of a material provision of the Richardson Employment Agreement (each, a "Termination Without Cause"), Mr. Richardson is entitled to be paid immediately upon such termination a lump sum amount equal to his base salary and bonuses (deemed to be $1,500,000, in the aggregate, per year) and his other benefits for the remaining term of the agreement. Under the terms of the Richardson Employment Agreement as in effect in 1995, such other benefits referred to in (iii) above shall include certain health, welfare and retirement plan benefits through the remaining term of the agreement or the cash equivalents thereof.
     OTHER EMPLOYMENT ARRANGEMENTS
     During 1995, Messrs. Petty, Campbell, Smith and Kibler were each party to employment agreements with the Company providing for specified base salaries, subject to annual adjustment by the Compensation and Benefits Committee, an annual performance bonus and options to purchase Common Stock. These agreements also contained provisions for the payment of certain additional compensation to each of the named executive officers at or near the time of their initial employment. See the Summary Compensation Table above. The agreements for Messrs. Campbell, Petty, Kibler and Smith contain termination provisions for the payment of severance benefits upon termination of their employment under certain circumstances. Also, in 1995, Mr. Maw, pursuant to a separate agreement, received severance benefits upon his termination of employment with the Company in 1995 and the Company waived the termination provisions applicable to his stock options that otherwise would have been triggered by his termination. COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Messrs. Raether, Robbins and Tokarz served on the Company's Compensation and Benefits Committee during 1995. Messrs. Tokarz and Robbins serve as officers of certain subsidiaries of the Company. Messrs. Raether, Robbins and Tokarz are general partners of KKR. In 1995, KKR received an annual financial advisory fee of $1,250,000.
     Pursuant to the Purchase Agreement, Associates agreed that it would not, directly or indirectly, sell, assign, pledge, hypothecate or otherwise transfer any of the shares of Common Stock acquired under the Purchase Agreement or the Common Stock issuable upon exercise of the Warrants prior to March 31, 1995 except (i) in connection with a sale of or acceptance of an offer to purchase 90% or more of the outstanding shares of Common Stock, (ii) in connection with a merger or other similar extraordinary corporate transaction which results in a change of control of FCI and involves an entity which immediately prior thereto is not an affiliate of Associates, any partner thereof or FCI, or (iii) to certain affiliates of Associates or any partner thereof.
     The Purchase Agreement further provided that, until November 16, 1995, FCI would maintain in full force and effect its existing directors' and officers' liability insurance policy with respect to events occurring prior to November 16, 1992 (or, if such insurance was not available at a reasonable cost, as much such insurance as was available to it at a reasonable cost). FCI and its subsidiaries have also maintained in effect the provisions in their respective charters and bylaws which provide for indemnification of FCI's and its subsidiaries' officers and directors with respect to events occurring prior to November 16, 1992. Associates also agreed not to engage in a Rule 13e-3 Transaction (as defined in Rule 13e-3 under the Exchange Act) prior to March 31, 1995 without the approval of a majority of the disinterested directors of FCI and a fairness opinion from an investment banking firm selected by such directors.
     Pursuant to the Purchase Agreement, FCI has agreed to indemnify and hold harmless Associates and its affiliates, directors, officers, advisors, agents and employees to the fullest extent lawful, from and against any and all losses, damages, claims, liabilities and actions arising out of or in connection with the 1992 recapitalization of the Company and all expenses of investigating, preparing or defending any such claim or action (including reasonable legal fees and expenses); provided, however, that nothing contained in such indemnification provision is to be construed as a guarantee by FCI with respect to the value of the shares of Common Stock acquired under the
                                       19

Purchase Agreement or indemnification of Associates against any diminution in value thereof which may occur; and provided, further, that no indemnified party will be entitled to indemnification by FCI with respect to any of the foregoing arising solely from the bad faith or gross negligence (as finally determined by a court of competent jurisdiction) of such indemnified party or any of the affiliates, directors, officers, agents or employees of such indemnified party.
     See "General -- Ownership of Capital Securities" for additional information concerning other agreements among Associates, DLJ Capital, Mr. Richardson and FCI.
COMPENSATION OF DIRECTORS
     Directors of the Company other than Mr. Adamson are entitled to an annual retainer of $40,000. Directors are also reimbursed for expenses incurred in attending meetings of the Board of Directors and its committees.
STOCKHOLDER RETURN PERFORMANCE GRAPH
     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Restaurant Index for the five years commencing January 1, 1991 and ending December 31, 1995. The graph and table assume that $100 was invested on December 31, 1990 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Restaurant Index and that all dividends were reinvested.

(The Performance Graph appears here. The plot points are listed in the table below.)

   [ ] FLAGSTAR COS INC     (circle) S&P 500 INDEX       (triangle) RESTAURANTS

                                                     DECEMBER 31,
                                                         1990         1991       1992       1993       1994       1995
S&P 500 Stock Index...............................     $ 100.00      $130.47    $140.41    $154.56    $156.60    $215.45
S&P Restaurant Index..............................     $ 100.00      $134.86    $172.77    $201.69    $201.06    $301.56
Flagstar Companies, Inc...........................     $ 100.00      $104.35    $139.13    $ 64.35    $ 48.70    $ 21.74

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company's knowledge, based
                                       20
solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended December 31, 1995, all Section 16(a) filing requirements applicable to its executive officers, directors and more than 10% beneficial owners were complied with, except that Mr. Smart inadvertently filed late one report showing the sale, in 1995, of certain Company securities that were convertible into shares of Common Stock.
                              CERTAIN TRANSACTIONS
     Pursuant to the Richardson Employment Agreement, the Company advanced funds to Mr. Richardson, the former Chairman and Chief Executive Officer of the Company, to refinance approximately $13.9 million of his outstanding bank indebtedness. Interest and principal on the Richardson Loan is payable on November 16, 1997, subject to acceleration, as provided pursuant to the Amended Richardson Agreement, upon Mr. Richardson's earlier termination of employment by reason of a voluntary termination or termination for "cause". Interest thereon accrues at the rate prescribed for five-year term loans under Section 7872 of the Code (5.6% per annum) as of the date the loan by the Company was made. In the event of a payment to Mr. Richardson upon the acceleration of benefits due to a Termination Without Cause (as defined herein), such payment shall be offset against amounts due on the Richardson Loan, with the balance due on November 16, 1997. The Richardson Loan is secured by 812,000 shares of Common Stock and certain other collateral. See "Executive Compensation -- Employment
Agreements -- Richardson Employment Agreement."
     Mr. Richardson is also an officer, director and principal shareholder of P.F.F., Inc., the corporate general partner of Richardson Sports, the franchisee of the NFL Carolina Panthers. Several members of Mr. Richardson's immediate family have similar interests in P.F.F., Inc. The stadium to be used by the team beginning with the 1996-1997 NFL season is owned by Carolinas Stadium Corp. ("CSC") and is leased to Richardson Sports for NFL football games and for Richardson Sports' day-to-day operations. Neither Mr. Richardson nor members of his immediate family hold any ownership interest in CSC. The Company has entered into the Concession Agreements with Richardson Sports and CSC described below. These agreements were the result of arms'-length negotiations and were approved by a disinterested majority of the Board of Directors of the Company.
     On or about February 15, 1994, Volume Services, Inc., an indirect wholly-owned subsidiary of the Company until December 1995 ("VSI"), entered into Concession Agreements (the "Concession Agreements") pursuant to which VSI was granted the exclusive right to sell food and beverage concessions and novelties at the Carolinas Stadium currently under construction for a 20-year period commencing with the 1996-1997 NFL season (with CSC) and at the Clemson University Memorial Stadium for the 1995-1996 NFL season (with Richardson Sports) and until completion of the Carolinas Stadium. As consideration for the exclusive rights granted under the Concession Agreements, VSI is required to pay Richardson Sports an aggregate amount of $6 million over a ten-year period beginning in 1994 as well as certain minimum commissions during each year of operation. VSI also committed to incur construction costs and other related capital expenditures for the project of an additional $10.5 million by 1996.
     The Company has also entered into certain suite rentals and has purchased permanent seat licenses and season tickets at Carolinas Stadium at an aggregate cost to the Company in 1994 of $137,250. Such transactions were on terms and conditions identical with those applicable to unrelated third parties.
     For information concerning certain transactions in which KKR (and their affiliates) have an interest, see "Executive Compensation -- Compensation and Benefits Committee Interlocks and Insider Participation."
                                 OTHER MATTERS
     In the event that any matters other than those referred to in the accompanying notice should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.
                                       21

                         (FLAGSTAR logo appears here)

                            Notice of Annual Meeting
                                      and
                                Proxy Statement

                                 ANNUAL MEETING
                                OF STOCKHOLDERS
                                   TO BE HELD
                                 APRIL 24, 1996

                                                                        Final
                                                                       3/6/96




                         1996 Flagstar Incentive Program


                              Flagstar Corporation

I.       Purpose
         Flagstar Corporation, including its subsidiaries and affiliated entities (collectively "Flagstar") hereby adopts the Flagstar 1996 Incentive Program (the "Program") to assist Flagstar in retaining and attracting qualified employees and to provide an additional incentive to employees to contribute to the success of Flagstar.

II.      Certain Definitions
         For the purposes of this Program, the following terms shall have the following meanings:

                  A.       Employee
                  An individual on the active full time regular salaried payroll of Flagstar at any time during the fiscal year for which an award is made whose compensation is not governed by a collective bargaining agreement nor is an eligible participant in any other incentive program sponsored by Flagstar or its concepts.
     B.  Comparable Store Sales
                  The sales from Company-owned restaurants that were open for all of 1995 and all of 1996. Restaurants that opened or closed during either year are not included.

     C.  Compensation Committee
                  The Compensation and Benefits Committee of the Board of Directors (the "Committee").
     D.  EBITDA
                  Earnings (as such term is defined by Generally Accepted Accounting Principles ["GAAP"]) before interest, income taxes, depreciation and amortization for the Plan Year and before accruals for awards pursuant to the provisions of this Program.

     E.  Free Cash Flow
                  EBITDA minus capital expenditures.

         F.       Participant
                  An employee of Flagstar designated by the Committee pursuant to Article V hereof.

         G.       Fiscal Year/Program Year
                  That period of time from January 1, 1996 through December 31, 1996.

         H.       Target Award
                  A Participant's award that is designated by the Committee to be paid if goals are met at "target" levels as specified in the Program.

         I.       Team
                  The group of Participants who participate in a particular Individual/Team Award Pool as discussed in Article IX.

III. Effective Date
         This Program will become effective as of January 1, 1996.

IV.      Administration
         The Plan will be administered by the Committee. The Committee shall have the authority to interpret the Plan. All determinations and actions taken by the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon the Participants.

         The Committee shall meet at such times as it deems appropriate. Meetings may be conducted by telephone. The vote of a majority of the Committee and the actions taken by the Committee shall be a part of the corporate records of Flagstar.

V.       Participants and Target Awards
         Participants in the Plan for the Plan Year shall be Employees of Flagstar. The Committee shall assign each Participant to one of the following categories. Categories will have the Target Awards shown below.


---------------------------------------------------------------------------
Participant Group                                      Target Award,
                                                   as a % of Base Salary
---------------------------------------------------------------------------
Group I (excluding the Chairman and Chief                   65%
Executive Officer)
Group II                                                    45%
Group III                                                   25%
Group IV                                                    15%
Group V                                                      5%
---------------------------------------------------------------------------

VI.      Awards
         Each Participant shall be designated by the Committee as either a Corporate Participant or a Concept Participant.

         There are three performance elements to the Plan:

         1. Flagstar Free Cash Flow and Flagstar Comparable Store Sales Increase
         2. Concept Free Cash Flow and Concept Comparable Store Sales Increase
         3. Individual/Team Award

         Amounts are earned under each element without reference to the other elements.

VII.     Calculation

         Corporate Participants: (Flagstar Finance, Benefits, Legal, etc.) Employees not assigned to a specific concept, but who support all concepts are in this category. Several examples of Corporate Participants are employees assigned to the Legal, Corporate Finance, and Benefits departments. Awards for this category are divided into two parts. Three quarters of the award is based on the overall financial performance of Flagstar in total. The other quarter is designated as "Discretionary" and may be awarded without regard to achievement of the Free Cash Flow and Comparable Store Sales goals, if a particular team has made significant contributions to the business throughout the year.

         Concept Participants: (Denny's, Hardee's, Quincy's, El Pollo Loco) Employees solely supporting a specific concept are in this category. Several examples are Denny's Financial Planning, Hardee's Operations Support and Quincy's Marketing. Awards for this group are divided into three parts. One half of the award is based on the financial performance of the individual concept. One quarter of the award is based on the overall financial performance of Flagstar in total. The other quarter is designated as "Discretionary" and may be awarded without regard to achievement of Free Cash Flow and Comparable Store Sales goals, if a particular team has made significant contributions to the business throughout the year.

         Financial Measures
         Two financial measures must be met for the financial performance portion of the award to be paid. Comparable Store Sales and Free Cash Flow must meet or exceed the targets set forth below. Failure to satisfy both criteria results in no financial performance award being paid.

                           Flagstar Incentive Program 1996 Financial Measures

                                  Flagstar    Denny's   Hardee's    Quincy's     E.P.L.    H/Q

         Comparable Store Sales     +3.0%      +3.5%      +3.0%      +3.5%      +5.0%     +3.0%
         Free Cash Flow *           $229       $134        $68        $33        $14       $101
               (in Millions)

                  *For purposes of determining Free Cash Flow for Flagstar, Denny's and EPL, no more than $8.7 million, $7.2 million and $1.5 million respectively can be derived from the sale of operating assets without the prior consent of Flagstar's CEO.

         Corporate Participant Financial Award Criteria

         Comparable Store Sales. For Corporate Participants, the Comparable Store Sales goal is set forth in the table above. To receive any portion of the financial performance award, the weighted average increase of Comparable Store Sales for all concepts must meet or exceed the goal (+3.0%).

         Free Cash Flow. Free Cash Flow works similar to the sales measure. Corporate Participants may receive the financial performance award if Flagstar achieves the 1996 Free Cash Flow goal set forth in the table above.

         Concept Participant Financial Award Criteria

         Comparable Store Sales. Concept Participants have two opportunities to earn financial awards. To qualify for the concept financial performance portion (one half of the award total) of the award, the concept must achieve the Comparable Store Sales goal set forth in the table above. To receive the Flagstar financial portion of the award (one quarter of the potential award amount), the weighted average Comparable Store Sales for all concepts must meet or exceed the Flagstar 1996 Comparable Store Sales goal (+3.0%).

         Free Cash Flow. Free Cash Flow works similar to the sales measure. Concept Participants have two Free Cash Flow components. If the Concept Comparable Store Sales goal is met, and at the end of 1996, the concept meets or exceeds the Free Cash Flow goal (as set forth in the table above), one half of the total award will be paid. To receive the Flagstar financial performance portion of the award (one quarter of the potential award amount), the Flagstar Comparable Store Sales goal must be met, and Flagstar must achieve its Free Cash Flow goal.

         Corporate Participants may receive a financial performance award only if Flagstar achieves its Free Cash Flow and Comparable Store Sales goals. Concept Participants may receive a partial award if the concept achieves its Free Cash Flow and Concept Comparable Store Sales goals, even if Flagstar in total does not achieve its 1996 Comparable Store Sales and Free Cash Flow goals.

VIII.    Additional Awards
         Participants' financial performance awards may be increased if Flagstar and/or the concepts exceed their Comparable Store Sales and Free Cash Flow goals. (Discretionary awards do not automatically increase if Flagstar or the concepts exceed their financial goals.)

         For Corporate Participants, each 1/2 percent (0.5%) improvement over the Comparable Store Sales goal that Flagstar achieves increases each Participant's financial performance award payout potential by 2.5% of his/her base salary, provided that Flagstar's aggregate Free Cash Flow increases by at least twice the amount of the cost of the additional awards. The increases are paid in steps without interpolation between levels of Comparable Store Sales performance (e.g. 0.5%, 1.0%, 1.5%, etc.). Should Flagstar and/or a concept achieve Comparable Store Sales above the 1996 Plan goals, but have less than the required Free Cash Flow from the sales level achieved, the highest award funded by both Comparable Store Sales and Free Cash Flow performance will be made.

         Example:
                                                    1996 Flagstar Financial Plan
         Comparable Store Sales                          +3.0% over 1995
         Free Cash Flow                                    $229 Million

         If Flagstar's 1996 Comparable Store Sales increase 3.5%, and if increasing payouts under this Program by 2.5% of each Participant's salary increases award payouts by $1 million, then Flagstar's Free Cash Flow for 1996 MUST at least equal $231M for any increased financial performance awards to be paid.

         For Concept Participants, each 1/2 percent (0.5%) improvement over the Comparable Store Sales goal that the concept achieves increases each Participant's concept financial performance award payout potential by 1.0% of his/her salary if the concept's Total Free Cash Flow increases by at least twice the amount of the cost of the additional awards. The increases are paid in steps without interpolation between levels of Comparable Store Sales performance (e.g. 0.5%, 1.0%, 1.5%, etc.). Should a concept achieve Comparable Store Sales above its 1996 Plan goals, but have less than the required Free Cash Flow from the sales level achieved, the highest award funded by both the Comparable Store Sales and Free Cash Flow performance will be made.

         Example:

                                           1996 Denny's Financial Plan
Comparable Store Sales                          +3.5% over 1995
Free Cash Flow                                    $134 Million

         If Denny's 1996 Comparable Store Sales increase by 4.0%, and if increasing payouts under this Program to Denny's Participants by 1.0% of each Participant's salary increases award payouts by $0.5 million, then Denny's Free Cash Flow in 1996 MUST at least equal $135 million for the increased award to be paid to Denny's Participants.

         A Concept Participant's financial performance award payout may also be increased by an additional 1.5% of his/her salary for each 1/2 percent (0.5%) improvement Flagstar achieves over its 1996 Comparable Store Sales goal (3.0%). To receive this additional award payout, Flagstar's 1996 Free Cash Flow must increase by at least twice the amount of the cost of these additional awards to Concept Participants.

IX.      Individual/Team Award
         Each Participant will be assigned to a Team by the Chief Executive Officer. These Teams will generally consist of the direct reports to the CEO, and all Participants who report up through those direct reports. The Target Awards for Participants within each Team will be summed and multiplied by 25%. The result equals the initial "Team Pool" for each Team under the Individual/Team Award.

         After the Program Year has ended, the Chief Executive Officer will determine the amounts of the final "Team Pools." He will make reference to expectations set with each Team at the beginning of the Program Year in making this determination. The final "Team Pools," in the aggregate, may not exceed 150% of the aggregated initial "Team Pools," unless the Committee approves a larger aggregate award.

         The Chief Executive Officer will determine the amount from each final "Team Pool" that will be paid as the Individual/Team Award to his respective direct report. Each direct report will then allocate the remaining final "Team Pool" to the other Participants on his or her Team. The allocation will be made in the direct report's discretion, after prior consultation with the Chief Executive Officer. Individual/Team Awards to any single Team or Participant have no limit, except that the total of all such awards for all Participants combined may not (absent Committee approval) exceed 150% of the aggregate of the initial "Team Pools." Individual payouts may be zero.

X.       Payment of Awards
         Any award made to a Participant shall be paid as soon as practicable after the close of the Program Year.

XI.      Reserve
         In connection with determining awards for a Program Year as herein provided, in addition to other allocations made pursuant to the Program, the Board may direct the creation of a reserve and credit thereto a sum of money for the purpose of making awards as determined by the Committee to any Employee who was not a Participant under the Program, or who otherwise would not receive an award under the Program.

         The creation of a reserve by the Board shall not obligate the Committee to make awards from the reserve. Awards from the reserve shall be made at such times and in such amounts as the Committee deems appropriate.

XII.     Termination of Employment
         The Committee shall determine the award, if any, to be paid to a Participant whose employment is terminated during a Program Year. Awards vest on the January 1 following the end of the Program Year.

XIII.    New Hires or Promotions
         Employees hired or promoted during a Program Year shall be eligible to receive such award for that Program Year as the Committee may determine. The Committee will have the discretion to establish new target goals for any Employees hired or promoted during the Program Year. Persons hired on or after October 1 of the Program Year are ineligible for awards under this Program.

XIV.     Assignments and Transfers
         A Participant may not assign, transfer, pledge, or otherwise encumber amounts accruing to such Participant under the Program.

XV.      No Creation of Employee Rights Under the Program
         No employee or other person shall have any claim or right to be named a Participant or granted an award under the Program. Neither the Program nor any action taken thereunder shall be construed as giving any Employee or Participant under the Program any right to be retained in the employ of Flagstar.

XVI.     Withholding Tax
         Flagstar shall deduct from all amounts paid as awards to Participants all taxes required by law to be withheld with respect to such payments.

XVII.    Death of a Participant Prior to Payment of an Award
         If a Participant shall die before the payment of any award under the Program, the award shall be paid only to the executor, administrator or other legal representative of the deceased Participant following the receipt of a court certificate of the appointment thereof. The allocation of awards, if any, to a Participant who dies prior to the end of the Program Year shall be in the sole discretion of the Committee.

XVIII.   Cancellation of and Modifications to the Program
         Flagstar's Board of Directors shall have the right to cancel, amend or modify this Program in its sole discretion and without advance notice to Participants. Such cancellation, amendment or modification that takes place during a Program Year may be retroactive to the beginning of that Program Year, as the Board determines.

         In case of the sale of any concept or Portiontrol Foods Inc. ("PTF") an adjustment will be made to the Free Cash Flow target of the concept or PTF by revising the target plan for the period remaining in the year subsequent to the sale by their includable amount for the remainder of the year in the original target plan. In the case of an acquisition during the year of any additional concept(s), new target goals may be established for new participants in the plan due to the acquisition of the new concept(s). For purposes of determining Flagstar's Comparable Store Sales and Free Cash Flow goals, any new concept(s) will be excluded from the target goal computations.

XIX.     Other Employee Benefit Plans
         Nothing herein contained shall be construed to affect any right of Participants in this Program to participate in other employee benefits plans of Flagstar.

XX.      Miscellaneous
         Any award under the Program will not affect the amount of any insurance coverage available to the Participant under any group insurance plan maintained by Flagstar.

         Each person who is or shall have been a member of the Committee or a member of the Board shall be indemnified and held harmless by Flagstar against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Program. Upon the institution of any claim, action, suit or proceeding against such person, immediate written notice shall be given to Flagstar and Flagstar shall, at its sole expense, defend the same.

         All expenses and costs in connection with the operation of the Program shall be borne by Flagstar.

*******************************************************************************
                                   APPENDIX


                            FLAGSTAR COMPANIES, INC.
P R O X Y
                  203 EAST MAIN STREET, SPARTANBURG, SC 29319
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    The undersigned hereby appoints Paul E. Raether and Michael T. Tokarz as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of the Common Stock of Flagstar Companies, Inc. held of record by the undersigned on March 7, 1996, at the Annual Meeting of Stockholders to be held on April 24, 1996 or any adjournment thereof.
 1.  ELECTION OF DIRECTORS
     Nominees: James B. Adamson, Michael Chu, Vera King Farris, Henry R. Kravis,
     A. Andrew Levison, Paul E. Raether, George R. Roberts, Elizabeth A. Sanders and Michael T. Tokarz (Mark only one of the following boxes.)
     [ ] VOTE FOR all nominees listed above, except vote withheld as to the following nominees (if any):

     [ ] VOTE WITHHELD as to all nominees
2.  SELECTION OF AUDITORS
    To ratify the appointment of Deloitte & Touche LLP as the independent auditors for the Company for the fiscal year ending December 31, 1996.
     [ ] FOR                    [ ] AGAINST                    [ ] ABSTAIN
3.  APPROVAL OF 1996 INCENTIVE COMPENSATION
    To approve 1996 incentive compensation for the Company's employees.
     [ ] FOR                    [ ] AGAINST                    [ ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.
    YOUR SHARES WILL BE VOTED BY THE TRUSTEE AT ITS DISCRETION IN THE BEST INTERESTS OF THE PARTICIPANTS, UNLESS YOU SIGN AND RETURN THIS CARD SO THAT IT WILL BE RECEIVED BY THE TRUSTEE NO LATER THAN APRIL 19, 1996.
                                            DATED:                        , 1996

                                                         SIGNATURE

                                                 SIGNATURE, IF HELD JOINTLY
                                            WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                            ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                            PLEASE GIVE FULL TITLE AS SUCH. IF A
                                            CORPORATION, PLEASE SIGN IN FULL
                                            CORPORATE NAME BY PRESIDENT OR OTHER
                                            AUTHORIZED OFFICER. IF A
                                            PARTNERSHIP, PLEASE SIGN IN
                                            PARTNERSHIP NAME BY AUTHORIZED
                                            PERSON.

                            FLAGSTAR COMPANIES, INC.
P R O X Y
                  203 EAST MAIN STREET, SPARTANBURG, SC 29319
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    The undersigned hereby appoints Paul E. Raether and Michael T. Tokarz as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of the Common Stock of Flagstar Companies, Inc. held of record by the undersigned on March 7, 1996, at the Annual Meeting of Stockholders to be held on April 24, 1996 or any adjournment thereof.
 1.  ELECTION OF DIRECTORS
     Nominees: James B. Adamson, Michael Chu, Vera King Farris, Henry R. Kravis,
     A. Andrew Levison, Paul E. Raether, George R. Roberts, Elizabeth A. Sanders and Michael T. Tokarz (Mark only one of the following boxes.)
     [ ] VOTE FOR all nominees listed above, except vote withheld as to the following nominees (if any):

     [ ] VOTE WITHHELD as to all nominees
2.  SELECTION OF AUDITORS
    To ratify the appointment of Deloitte & Touche LLP as the independent auditors for the Company for the fiscal year ending December 31, 1996.
     [ ] FOR                    [ ] AGAINST                    [ ] ABSTAIN
3.  APPROVAL OF 1996 INCENTIVE COMPENSATION
    To approve 1996 incentive compensation for the Company's employees.
     [ ] FOR                    [ ] AGAINST                    [ ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.
                                            DATED:                        , 1996

                                                         SIGNATURE

                                                 SIGNATURE, IF HELD JOINTLY
                                            WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                            ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                            PLEASE GIVE FULL TITLE AS SUCH. IF A
                                            CORPORATION, PLEASE SIGN IN FULL
                                            CORPORATE NAME BY PRESIDENT OR OTHER
                                            AUTHORIZED OFFICER. IF A
                                            PARTNERSHIP, PLEASE SIGN IN
                                            PARTNERSHIP NAME BY AUTHORIZED
                                            PERSON.